EXHIBIT 99.1

NEWS RELEASE
 NORTH AMERICAN GALVANIZING & COATINGS, INC.
5314 South Yale Avenue, Suite 1000   Tulsa, OK 74135
(918) 494-0964    Fax: (918) 494-3999

FOR IMMEDIATE RELEASE  Contact: Beth B. Hood Phone: (918) 524-1512

North American Galvanizing & Coatings
Reports Record Second Quarter 2007 Earnings

   Tulsa, Oklahoma, July 30, 2007– North American Galvanizing & Coatings, Inc. (AMEX: NGA) announced today record earnings and sales for the first six months and the second quarter of 2007.  All per share data are reported on a fully-diluted basis and have been adjusted to reflect the effect of the June 8, 2007 three-for-two stock split effected by a stock dividend.

The Company’s net earnings for the first six months of 2007 were $4.5 million ($.36 per share), compared with $2.4 million ($.20 per share) in the first six months of 2006 which represents an 80% increase in earnings per share. Consolidated net earnings for the 2007 second quarter were $2.2 million ($.17 per share), compared with $1.4 million ($.12 per share) in the second quarter of 2006.

Commenting on the results of the second quarter 2007, Ronald J. Evans, president and chief executive officer, said “The strength of the U.S. economy continues to support hot-dip galvanizing demand at above historical levels.  Strong capital goods spending, including electrical distribution and highway projects which specify galvanized product, has resulted in improved industry utilization rates.”

The Company recently announced that its Board of Directors approved the decision to switch the listing of its common stock from the American Stock Exchange to the NASDAQ Stock Market LLC®.  The recent SEC decision to allow portability of stock symbols will allow the company to continue to trade under the symbol NGA.  Trading on the NASDAQ will become effective August 2, 2007.

North American Galvanizing is a leading provider of hot-dip galvanizing and coatings for corrosion protection of fabricated steel products. The Company conducts its galvanizing and coating business through a network of plants located in Canton, Ohio; Denver, Hurst (Dallas/Forth Worth), Houston, Kansas City, Louisville, Nashville, St. Louis and the Tulsa area. Hot-dip galvanizing provides metals corrosion protection for many product applications used in commercial, construction and industrial markets. Our home page is: www.nagalv.com.

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Cautionary Statement. This press release may contain "forward-looking statements" as defined under U.S. securities laws, including, but not limited to, statements concerning the Company’s beliefs and expectations of future performance. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from such forward-looking statements and management's present expectations or projections. These risks and uncertainties include the risk factors described in the Company's SEC filings including the Company's Annual Report on Form 10- K filed with the Securities and Exchange Commission on February 14, 2007.  The Company cannot be assured that continuing zinc price increases will continue to be absorbed by the market.  These forward-looking statements are made as of the date of this press release.  The Company assumes no obligation to update or revise these statements or to provide reasons why actual results may differ.

NORTH AMERICAN GALVANIZING & COATINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
THREE AND SIX MONTHS ENDED JUNE 30, 2007 AND 2006
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2007	2006	2007	2006

SALES	$23,121	$18,227	$46,620	$33,638

COSTS AND EXPENSES:
Cost of sales	16,152	12,706	32,364	23,702
Selling, general and administrative expenses	2,441	2,246	4,805	4,087
Depreciation and amortization	898	645	1,736	1,292
Total costs and expenses	19,491	15,597	38,905	29,081

OPERATING INCOME	3,630	2,630	7,715	4,557

Interest expense	65	238	252	479
Interest income	(36)	---	(54)	---

INCOME BEFORE INCOME TAXES	3,601	2,392	7,517	4,078

INCOME TAX EXPENSE	1,395	949	2,965	1,653

NET INCOME	$2,206	$1,443	$4,552	$2,425

NET INCOME PER COMMON SHARE:
Net income
Basic	$0.18	$0.13	$0.37	$0.23
Diluted	$0.17	$0.12	$0.36	$0.20

Note:  All per share data have been adjusted to reflect the effect of the June 8, 2007 three-for-two stock split effected by a stock dividend for all periods presented.